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                                                                EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS




We consent to the inclusion in the 1996 Annual Report on Form 11-K of FNB Financial Services Corporation Employees' Savings Plus and Profit Sharing Plan of our report dated June 13, 1997, relating to the statements of net assets available for benefits of the FNB Financial Services Corporation Employees' Savings Plus and Profit Sharing Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits with fund information for each of the years in the three-year period ended December 31, 1996.


                                        /s/ CHERRY, BEKAERT & HOLLAND, L.L.P.



Reidsville, North Carolina
June 13, 1997